Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE
The Parties
This Severance Agreement and General Release (the “Agreement”) is entered into by and between Maxime Bouvat-Merlin and SONOS, Inc. (“Sonos” or the “Company”) (together, the “Parties”).

Background
As we have discussed, your employment with Sonos is ending. This Agreement sets forth the terms of your separation from employment and establishes a mutually acceptable arrangement under which Sonos is offering you a severance package in exchange for your execution and compliance with the terms of this Agreement, which, among other things, a release of claims in favor of Sonos. This Agreement sets forth the entire set of terms of the Company’s severance package to you.

This Agreement is being provided to you for your review on January 15, 2025. Sonos is providing you with forty-five (45) days to review this Agreement. If you do not sign and return it on or before March 1, 2025 at 5:00 p.m. Pacific Standard Time (the “Offer Expiration Date”), this offer will expire. However, you may sign this Agreement as early as the close of business on the Termination Date (as defined below).

In consideration of the mutual covenants below, the adequacy of which the Parties acknowledge, and INTENDING TO BE LEGALLY BOUND BY ALL THE TERMS OF THIS AGREEMENT, the Parties agree to the following specific terms.

Specific Terms

1.    Employment Status; Final Payments and Benefits Cessation

1.1    Employment Status. Your employment with Sonos terminates effective February 19, 2025 (the “Termination Date”). Regardless of whether you sign this Agreement, your non-working notice period will begin on February 5, 2025 and end on February 19, 2025. During this non-working notice period, you will continue to receive your current base salary and benefits. During the non-working notice period, you shall not report to the office and will not be required to work or perform your duties of employment. You acknowledge that from and after February 5, 2025, you shall not conduct any business on behalf of Sonos unless specifically directed in writing by Sonos, and from and after the Termination Date, you will not have any authority on Sonos’ behalf and will no longer represent yourself as an employee or agent of Sonos. Effective as of the Termination Date, you will be deemed to have resigned from all director positions that you hold with the Company’s subsidiaries.

1.2    Final Wage Payments; Expenses. On the Termination Date, your salary will cease and you no longer will be entitled to the payment of base salary, bonus, or any form of compensation, except as set forth in this Agreement. Regardless of whether you sign this Agreement, Sonos will pay to you all earned but unpaid base salary up to and until the Termination Date. Sonos also will reimburse you for appropriately documented business expenses per its policy, provided that you submit all documentation of any such expenses within seven (7) days of the Termination Date and otherwise comply, in full, with Sonos’ expense policy.

1.3    Benefits Cessation. If applicable, as of the last day of the month of your Termination Date, any entitlement you have or might have under a Company-provided medical, dental, vision, EAP, or mental health plan, program, or practice will terminate, except as required by law; all other benefits will end on your Termination Date. Your rights to benefits, if any, are governed by the terms of the applicable benefit plans and programs. The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). COBRA information will be sent to you separately within 2 weeks of your Termination Date.

1.4    Equity Vesting and Option Exercise. The restricted stock units (“RSUs”), performance share units (“PSUs”) or option(s) to purchase shares of Sonos’ common stock (“Stock Options”) you hold shall continue to vest through the Termination Date in accordance with the Equity Documents (as defined below). In addition, subject to your signing and not revoking this Agreement, an additional number of unvested RSUs held by you on the Termination Date shall vest on or near the date of execution of this Agreement equal to the RSUs that would have vested if your employment had continued through May 15, 2025. Except as explicitly set forth in this Section 1.4, your vesting in any RSUs, PSUs and Stock Options ceases on the Termination Date, and you will not vest in any additional RSUs, PSUs or Stock Options after the Termination Date. Any vested, but unexercised Stock Options must be exercised within 3 months of your Termination Date or they will be forfeited. Please consult the Equity Incentive Plan and each RSU, PSU or Stock Option grant agreement you signed for further details (the Equity Incentive Plan and any such RSU, PSU or Stock Option grant agreements shall be referred to as the “Equity Documents”). Additionally, please note that the exercise of Stock Options or the purchase or sale of shares remain subject to the terms and conditions of our Insider Trading Policy.

2.    Consideration. Sonos is offering to provide you with the following separation package in exchange for, and in consideration of, your executing and performing under the terms of this Agreement and any other agreements referred to herein.

    2.1    Severance Payment. Sonos will pay you a severance payment in the gross amount of Two hundred thousand nine hundred sixty-one dollars and fifty-four cents ($200,961.54) which payment equals Twenty Two (22) weeks of your current annual base salary of $475,000 (“Severance Payment”). Provided you have signed the Agreement and the seven (7) day revocation period (as defined in Section 6 below) has expired, this payment will be paid to you in a lump sum check on the first payroll commencing after the Effective Date (as defined in Section 12.7 below) of this Agreement. You agree that this Severance Payment is a payment to which you are not otherwise entitled to receive and is provided to you solely in exchange for your promise to be bound by this Agreement. You acknowledge that Sonos is allowing you to retain your Sonos issued workstation, including your laptop computer. You agree that you will delete all Sonos information from the workstation and any backup files that may contain Sonos information on or before February 5, 2025. This information may include saved files, email, pictures, Intellectual Property and Sonos internal communications generated while employed by

Sonos. You further agree that you will factory reset/reinstall the operating system to further remove any Sonos software.

2.2    Benefits Continuation. If you sign and do not revoke this Agreement, and actively and timely elect COBRA continuation coverage, Sonos will pay the full insurance premiums for your COBRA medical, dental, and/or vision coverage through July 31, 2025 (the “Health Insurance Premiums”). If, however, you obtain employment that provides medical, dental, and/or vision insurance, or otherwise become covered under an alternate medical, dental, and/or vision plan before July 31, 2025, you must notify Sonos’ third-party COBRA administrator, WEX, and Sonos’ obligation to pay your Health Insurance Premiums shall cease. The payment will be taxable to you and will not be grossed up. After July 31, 2025 you will have the option to continue your COBRA coverage at your own expense. If you do not wish to continue COBRA coverage at your own expense, you must contact WEX to terminate COBRA coverage.

2.3    Outplacement Services. If you sign this Agreement Sonos will pay you a one time lump sum payment of $6,500 to use for outplacement services of your choosing, to assist in your career transition. The payment will be also taxable to you and will not be grossed up.

3.    Taxes/Section 409A.

All payments in this Agreement are subject to all applicable federal, state and/or local withholding and/or payroll taxes; thus, Sonos will make deductions, withholdings and tax reports that it reasonably and in good faith determines are required. Please note that the Severance Payment you receive will be net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require Sonos to make any payments to compensate you for any adverse tax effect associated with any payments or for any deduction or withholding from any payment. It is the parties’ intention that this agreement be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance issued thereunder (“Section 409A”). Neither Sonos nor you shall have the right to accelerate or defer the delivery of any payments or benefits except to the extent specifically permitted or required by Section 409A. Sonos makes no representation or warranty and shall have no liability to you or any other person if any provision of this Agreement is determined to constitute deferred compensation subject to Section 409A, but does not satisfy an exemption from, or the conditions of, Section 409A.

4.    General Release; Exceptions; Acknowledgments

4.1    General Release. You hereby agree that by signing this Agreement and accepting the Severance Payment to be provided to you, and other good and valuable consideration provided for in this Agreement, the receipt of which you hereby acknowledge, you, for yourself and on behalf of your representatives, agents, estate, heirs, successors and assigns (“You”), hereby release and waive your right to assert any form of legal claim against the Released Parties (defined in Section 4.6 below) whatsoever for any alleged action, inaction or circumstance, whether existing or contingent, known or unknown, suspected or unsuspected, existing or arising from the beginning of time through the date you sign this Agreement.

    What this general release covers: Your waiver and release herein is intended to bar any form of legal claim, cause of action, lawsuit, charge, complaint or any other form of action against the Released Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Released Parties, for any alleged action, inaction or circumstance existing or arising through the date you sign this Agreement (collectively referred to as “Claims”).

    Without limiting the foregoing general waiver and release, You specifically waive and release the Released Parties from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation any local, state, or federal Claims related to:

a.pay, compensation, or benefits (whether under the federal Fair Labor Standards Act or otherwise) including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, or separation pay/benefits, other than compensation and benefits to which you are entitled by reason of your service through the Termination Date;
b.compensatory, emotional or mental distress damages, punitive or liquidated damages, attorney fees, costs, interest, or penalties;
c.violation of express or implied employment contracts, covenants, promises or duties, intellectual property, or other proprietary rights;
d.unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters;
e.discrimination, harassment or retaliation based on age (including Age Discrimination in Employment Act or “ADEA” claims), benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, gender identity and expression, genetic information, immigration status, income source, jury duty, leave rights, military status, national origin, parental status, reproductive health decision-making, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower claims in court (including under Sarbanes-Oxley, Dodd-Frank, and the False Claims Act claims), other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination, harassment or retaliation, failure to accommodate or failure to engage in the interactive process; and
f.any participation in any class or collective action against any Releasee.

Although this release does not apply to your rights under California Labor Code section 2802, you hereby represent that you are currently not aware of any business expenses for which you have not been reimbursed or any other facts or circumstances that might give rise to a claim against the Company under Labor Code section 2802.
Further, although this release does not apply to any workers’ compensation claims you may have, you acknowledge that you have reported to the Company any and all work-related injuries incurred by you during your employment by the Company.
    4.2    Waiver of Claims Under Section 1542. You acknowledge that there may exist claims or facts in addition to or different from those which are now known or believed by you to exist and represent that, by means of the release in Section 4.1, it is nonetheless your intention to fully settle and release all such claims, whether known or unknown. You acknowledge that your intent in executing this Agreement is that this Agreement shall be effective as a bar to each and every claim covered by Section 4.1. In furtherance of this intention, You hereby expressly waive any and all rights and benefits conferred upon you (if any) by the provisions of Section 1542 of the California Civil Code which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, must have materially affected his or her settlement with the debtor or released party.

4.3    Interpretation. The general release-of-claims shall be given the broadest interpretation permitted by law. The listing of specific claims therein shall not be interpreted to exclude any other claims not specifically listed therein.

    4.4    Employee Rights. Nothing in this Agreement, including but not limited to, any paragraphs pertaining to confidentiality and non-disclosure, a release of claims, or non-disparagement, shall prohibit or restrict you (or your attorney) from:

a.Filing a charge or complaint, testifying, assisting, complying with a subpoena from, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or otherwise communicating or cooperating, including by providing documents or other information, with any administrative or regulatory (including any self-regulatory) agency or authority, including, but not limited to, the Securities and Exchange Commission (“SEC”), the Occupational Safety and Health Administration (“OSHA”), the Equal Employment Opportunity Commission (“EEOC”) and the National Labor Relations Board (“NLRB”), the California Civil Rights Commission or any other state or local commission on human rights or agency enforcing anti-discrimination laws. You can provide confidential information to government agencies without risk of being held liable by Sonos for liquidated damages or other financial penalties. You nonetheless give up all rights to any monetary or other individual relief based on any agency or judicial decision, including class or collective action rulings. However, you may receive money awarded by the SEC as a reward for providing information to that agency;

b.Speaking to an attorney retained by you. Further, nothing in this Agreement is intended to interfere with your rights under California Code of Civil Procedure Section 1001 or California Government Code Section 12964.5(b), or to prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Nothing in this Agreement shall affect any right you may have to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of your own choosing, or to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, or from refraining from any or all such activities. To be clear, you are permitted to discuss the terms and conditions of employment with co-workers, the media, or others for mutual aid or protection.
c.Pursuing a claim for unemployment or workers’ compensation benefits;

d.Enforcing this Agreement;

e.Pursuing claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), based on acts or omissions which occur after the date you sign this Agreement; and/or

f.Challenging the validity or enforceability of any waiver of ADEA rights or claims pursuant to this Agreement.

    4.5    No Amounts Owing/Accord and Satisfaction. You acknowledge and affirm that as of the date of signing this Agreement, you have been paid and have received all wages, commissions, bonuses and other incentive pay, sick pay, severance pay, vacation pay, holiday pay, stock and stock options, equity, severance pay, and other compensation, benefits, or payments or form of remuneration of any kind or nature to which you may be entitled currently or in the future, and that no other wages, benefits other remuneration of any kind, including but not limited to, bonuses, commissions, or other incentive payments or any accrued vacation or paid time off, are or will be due to you, other than that specifically provided for in Section 2 of this Agreement. For the avoidance of doubt, you hereby specifically acknowledge that you have timely received all final pay within the meaning of California Labor Code Sections 201 and 227.3, and that you are not owed any penalties as a result of the amount and/or timing of any such payments. The payments in Sections 1 and 2 shall be complete payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to you.

    4.6    Definition of Released Parties. “Released Parties” means: (a) Sonos, Inc.; (b) all of Sonos’ past, present, and future subsidiaries, parents, affiliates and divisions; (c) all of Sonos’ successors and/or assigns, as well as legal representatives; (d) all of Sonos’ past, present, and future officers, directors, managers, employees, shareholders, owners, attorneys, agents, insurers, employee benefit plans (including such plans’ administrators, trustees, fiduciaries, record-keepers, and insurers), and legal representatives (all both individually, in their capacity acting on Sonos’ behalf, and in their official capacities); and (e) all persons acting by, through, under, or in concert with any of the entities or persons listed in subsections (a)-(d).

5.    Voluntary Execution. You acknowledge and agree that: (a) you have been afforded sufficient time to understand the terms and effects of this Agreement, and carefully have read this Agreement; (b) you understand and agree with each term and condition in this Agreement; (c) you voluntarily have entered into this Agreement freely and without duress or coercion; and (d) neither Sonos nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

6.    Review, Revocation, and Related Matters Under the ADEA. Because you are 40 years of age or older, you are hereby informed that you have or might have specific rights and/or claims under the Age Discrimination and Employment Act of 1967, as amended (the “ADEA”). You acknowledge that, in consideration for the amounts described in Section 2, which you are not otherwise entitled to receive, you, knowingly and voluntarily, are waiving and releasing any rights you may have under the ADEA. As noted in Section 4.4, the release provisions in Section 4.1 do not apply to any rights or claims that may arise under the ADEA based on acts or omissions which occur after the date you sign this Agreement. You also acknowledge that: (a) you have been advised by this writing that you should consult with an attorney prior to executing this Agreement; (b) you have at least forty-five (45) days within which to consider this Agreement and this consideration period will not be extended by any material or immaterial change that may be made to this Agreement; (c) you have seven days following execution of this Agreement to revoke the Agreement (as set forth in Section 12.7) in writing, on or before 5:00 p.m. Pacific Time on the seventh day following your execution of this Agreement); (e) this Agreement shall not be effective until the revocation period has expired, i.e., on the eighth day following your execution of this Agreement (the “Effective Date”); (f) along with this agreement, you have been provided with a list of the job titles and ages of the employees who were selected and not selected for separation in accordance with the requirements of the Older Workers’ Benefit and Protection Act (OWBPA); and (g) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this ADEA waiver.

7.    No Claims Filed; Covenant Not to Sue

    7.1    Covenant Not To Sue.

a.A “covenant not to sue” is a legal term that means you promise not to file a lawsuit in court. It is different from the release and waiver of claims in Sections 4. Thus, besides waiving and releasing the Claims covered by Section 4.1, you further agree never to sue the Released Parties in any forum based on the claims, laws or theories covered by the release in that Section. However, you may bring a claim as permitted by Section 4.4. If you institute any action or claim against the Released Parties that falls within the scope of the release of Claims set forth in Section 4.1, that claim will be dismissed upon Sonos presenting this Agreement.
b.You affirm that you have not filed or caused to be filed, and are not a party to any actions, complaints or charges with any state, federal or foreign administrative agency, court or other forum against Sonos. You agree, not inconsistent with EEOC Enforcement Guidance On

Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, that at no time subsequent to the execution of this Agreement will you initiate, pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Sonos, which is based in whole or in part on the circumstances of your employment with Sonos. You further agree to waive the right to recovery in any proceeding, including before the United States Equal Employment Opportunity Commission, California Labor Commissioner and California Civil Rights Department, arising from or in any way connected with your employment with the Company. You represent that you do not intend to file any claims with the Workers’ Compensation Board in the future with regard to your employment with Sonos.
c.You further covenant and agree not to file any claim, litigation, action or other proceeding against Sonos based upon the waiver and release of claims and that the foregoing covenant and agreement shall be a complete defense to any such claims, litigation, action or proceedings against Sonos. The Parties expressly agree that this Agreement will be and may be raised as a complete defense to and will preclude any action or proceeding encompassed by this Agreement, or arising out of or relating to the waiver and release of claims.
d.You acknowledge and agree that your covenant not to sue prevents you from initiating or pursuing any class action, representative action or collective action against Sonos for matters arising prior to the execution of this Agreement.

    7.2    Representation. You represent and warrant that you have not filed any complaints, charges, or claims for relief against the Released Parties with any local, state or federal court or administrative agency, with the sole exception of a potential claim for state unemployment benefits, or state disability benefits.

8.    Return of Company Property and Confidential Information

8.1    Return of Property. As set forth in Section 2.1, you agree that you will delete all Sonos information from the Sonos workstation (including your Sonos laptop) and any backup files that may contain Sonos information on or before February 5, 2025. You agree that with the exception of the Company provided laptop and supporting peripheral equipment (i.e. mouse, keyboard and monitor), you previously have returned to Sonos (a) all Sonos property, including, without limitation, any unreleased Sonos products, any Sonos products (not purchased by you or gifted to you) tablets, cds, dvds, hard drives, portable drives, smart/mobile phones, intangible information stored on any such hardware and/or media, software programs, data compiled with the use of those programs, tangible copies of trade secrets and confidential information, documents, files, memoranda, and records, including all copies thereof in any format, previously in your possession or control, and (b) all charge/credit cards, email and computer access codes, internet access codes, software passwords or codes, and any other equipment or property belonging to Sonos previously in your possession or control. You agree to delete and finally purge any duplicates of files or documents that may contain Sonos information from any non-Sonos computer or other device that remains in your possession after the Termination Date.

8.2. Confidential Information, Invention Assignment and Arbitration Agreement

a.You understand and agree that your At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with Sonos or the At-Will Employment, Confidential Information and Invention Assignment Agreement and the Arbitration Agreement with Sonos that you signed at the commencement of your employment (in either case, the “Confidential Information and Arbitration Agreement(s)”)—including your obligations thereunder—remain(s) in full force and effect in accordance with its/their terms, and survive(s) the conclusion of your Sonos employment.

b.You represent and warrant that you have complied with all terms and conditions of the Confidential Information and Arbitration Agreement(s).

c.You have reported and assigned to Sonos any Inventions and original works of authorship (as defined in the Confidential Information and Arbitration Agreement(s)), conceived or made by you (solely or jointly with others) that are covered by the Confidential Information and Arbitration Agreement(s), and have not incorporated any pre-existing inventions into any of your work product produced during your Sonos employment.

d.If (i) you should file for your own or another’s benefit, or someone should file on your behalf, for any United States or foreign patent, copyright or other intellectual property right(s) within a period of six months of the Termination Date, and (ii) such intellectual property right relates directly to products or projects on which you worked or to which you had access during your Sonos employment, you agree to disclose such invention or other intellectual property to Sonos prior to filing for any such intellectual property right. In such case, you agree that Sonos will have the right to request information from you related to the invention or other intellectual property (including, but not limited to, information related to the date of conception and/or implementation) for purposes of determining whether the intellectual property at issue uses, is derived from, and/or otherwise misappropriates Sonos’ trade secrets and confidential information. As a condition of Sonos’ Severance Payment and your retention of the severance benefits paid to you under this Agreement, you further agree that you will cooperate with, and respond to, all requests for such information. If you fail to discharge your obligations under this paragraph (as determined by Sonos in its reasonable discretion), you agree that Sonos may stop paying all severance benefits to you under this Agreement and/or that you will repay to Sonos all Severance Payments and other benefits that already have been paid to you hereunder. Nothing herein limits Sonos’ right to pursue all remedies to protect its intellectual property.

9.    Non-Disparagement; Confidentiality

    9.1    Non-Disparagement. You agree not to take any action or make any statement, written or oral, which disparages or criticizes Sonos’ products and services. This section shall not prohibit you from testifying truthfully in any legal proceeding or cooperating with any governmental investigation or engaging in any other conduct described in Section 4.4(a). The purpose of this provision is to prevent maliciously untrue statements by you. Thus, for example, you are prohibited from generally badmouthing the Company’s products or services without any good faith basis for doing so but would be free to talk about your own experiences working for the Company, subject to your obligation not to disclose Company trade secrets or proprietary information.

    9.2    Additional Confidentiality Provisions.

a.This section shall not prohibit you from testifying truthfully in any legal proceeding or cooperating with any governmental investigation or engaging in any protected conduct as set forth in Section 4.4.

b.Nothing in this Section shall affect any right you may have to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of your own choosing, or to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, or from refraining from any or all such activities. To be clear, you are permitted to discuss the terms and conditions of employment with co-workers, the media, or others for mutual aid or protection

c.Further, pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

    9.3    Cooperation. You agree to transition any matters on which you were working. You also agree to cooperate with Sonos and its attorneys at reasonable times and places in the prosecution and/or defense of any legal action wherein Sonos is a party and that involves any facts or circumstances arising during the course of your Sonos employment. Such cooperation includes, but is not limited to, meeting with Sonos’ attorneys at reasonable times and places to discuss your knowledge of pertinent facts, appearing as required at deposition, arbitration, trial or other proceeding to testify as to those facts (and preparing for the same), and testifying truthfully to the best of your abilities at any such proceeding.

Sonos will reimburse you for any related, reasonable and approved out-of-pocket travel-related costs/expenses you incur. Notwithstanding the foregoing, you understand and agree that Sonos will not provide you with any additional compensation for your time in relation to any such cooperation, except to the extent required by applicable law.

10.    Consequences of Breach.

If you breach any covenant, promise or representation made in this Agreement or the Confidential Information and Arbitration Agreement(s), then, without jeopardizing any other right or remedy available to Sonos and without affecting your duty to continue complying with your remaining covenants and promises under this Agreement and the Confidential Information and Arbitration Agreement(s), Sonos (a) shall be relieved of any obligation to provide any remaining consideration otherwise due under Section 2, and (b) if Sonos already has paid such consideration to you, it shall be entitled to recover it from you. In addition, you agree to reimburse Sonos for any loss, cost, damage, or expense, including, but not limited to, reasonable attorneys’ fees, incurred by Sonos arising out of any action at law or equity, or any other proceeding necessary to enforce any of the terms, covenants or conditions of this Agreement and/or the Confidential Information and Arbitration Agreement(s) to the full extent allowed by law.

11.    No Liability or Wrongdoing.

You understand and agree that the release and accord and satisfaction set forth in Section 4 constitute a final compromise of the claims released and is not an admission by the Released Parties that any such claims exist and/or of liability by the Released Parties with respect to such claims. Nothing in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as and/or deemed to be evidence of an admission of liability or wrongdoing by any and/or all of the Released Parties, and any such liability or wrongdoing is hereby expressly denied by each of the Released Parties. The release and the accord and satisfaction in Section 4 are, however, and may be asserted by any one or more of the Released Parties as an absolute and final bar to any suit or proceeding brought by you against any one or more of the Released Parties; provided, however, that nothing contained in this Agreement shall be construed to prevent an action for breach of this Agreement itself.

12.    General Provisions

    12.1    Complete Agreement. This Agreement contains the entire agreement and understanding between the parties and supersedes all prior agreements and understandings, oral or written, concerning the matters covered by this Agreement; provided, however, that the Confidential Information and Arbitration Agreement(s) and Equity Documents remain in full force and effect. No modification, termination, or attempted waiver shall be valid unless in writing and signed by both parties.

    12.2    Enforceability. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the remaining provisions shall remain fully valid and enforceable.

12.3     Further Assurances. Each party agrees to execute all documents reasonably necessary to carry out the purpose of this Agreement and to cooperate with the other in the fulfillment of the terms of this Agreement.

12.4    Assignment. You shall not assign this Agreement. Sonos may assign this Agreement. The benefits of this Agreement shall inure to Sonos’ successors and assigns and to your heirs.

12.5    Governing Law; Jury Trial Waiver. This Agreement and any claims arising out of this Agreement shall be governed by and interpreted in accordance with federal law if that law governs. Otherwise, this Agreement will be governed by and interpreted in accordance with the laws of the State in which you last worked while employed by Sonos, without regard to that State’s choice of law provisions. To the extent permitted by applicable law, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.6    Authority; Counterparts; Electronic Copies: The Parties represent and warrant that they are duly authorized to enter into and execute this Agreement. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. In addition, to the maximum extent permitted by law, signatures may be provided in electronic form, including electronic signature via an online contract service, PDF, or via facsimile and shall have the same force and effect as an original signature.

12.7    Review Period; Expiration of this Offer; Effective Date: If you accept the terms and conditions of this Agreement, you must sign it electronically via Docusign on or before the Offer Expiration Date (which is at least forty-five (45) days from the date that you received it). If you do not return an executed copy of this Agreement on or before the Offer Expiration Date, this offer will expire. As set forth in Section 6 above, if you accept the terms of this Agreement and sign it, you have the right to revoke your acceptance of this Agreement for seven days from the date that you sign it by providing written notice of your revocation to Shamayne Braman (***@sonos.com). For such a revocation to be effective, you must deliver it to ***@sonos.com on or before 5:00 p.m. Pacific Time on the seventh day following your execution of this Agreement. As set forth in Section 6, this Agreement shall become effective on the first day following the expiration of the revocation period, i.e., the eighth day following your execution of it (the “Effective Date”).

Because this Agreement includes a waiver and release of rights, the Company advises you to consult with an attorney prior to executing it. You acknowledge that you had the opportunity to do so, and had the opportunity to have an attorney directly involved in negotiating the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as a sealed instrument on the date(s) set forth below.
I AGREE THAT: MY EMPLOYMENT BY SONOS IS TERMINATING. MY EMPLOYMENT WILL TERMINATE REGARDLESS OF WHETHER I ACCEPT THIS AGREEMENT. IF I DO NOT ACCEPT THIS AGREEMENT, OR IF I REVOKE MY ACCEPTANCE OF THIS AGREEMENT, I WILL NOT RECEIVE THE PAYMENT AND BENEFITS IN SECTION 1.4 AND SECTION 2.

I ALSO REPRESENT THAT: I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH A LAWYER BEFORE SIGNING THIS AGREEMENT, I HAVE READ THE FOREGOING AGREEMENT, I FULLY UNDERSTAND ITS TERMS AND CONDITIONS, AND I AM VOLUNTARILY EXECUTING IT.

IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Date: March 3, 2025	Maxime Bouvat-Merlin, an individual By: /s/ Maxime Bouvat-Merlin Maxime Bouvat-Merlin

Date: February 19, 2025	SONOS, INC. By: /s/ Shamayne Braman Shamayne Braman Chief People Officer, Sonos, Inc.